Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 1, 2024 (except for Note 14, as to which the date is March 20, 2025) with respect to the consolidated financial statements of Motorsport Games Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Miami, Florida
May 30, 2025